Exhibit 99.1

Via Email

May 22, 2007

Mr. William R. McLennan

c/o ModusLink PTE LTD

51 Ubi Avenue 3

Singapore 408858

Dear Bill:

This letter confirms our mutual understanding that effective June 1, 2007, ModusLink Corporation will increase your monthly housing fee and utilities as provided for in the Letter of Understanding – Expatriate Assignment (the “Expatriate Agreement”) dated March 10, 2005, from a maximum of 16,000 Singapore dollars per month to a maximum of 22,000 Singapore dollars per month, due to the increase in your rent. Your monthly contribution will continue to be 3,486 USD per month.

Except as indicated hereby, in all other respects your Expatriate Agreement shall remain unmodified and in full force and effect.

Sincerely,

/s/ Joseph C. Lawler
Joseph C. Lawler
President and Chief Executive Officer

Agreed and Acknowledged:

/s/ William R. McLennan
William R. McLennan